UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
      (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)*



                                 MCF CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    580395101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 11, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 11 Pages
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CUSIP NO. 580395101                         13 G                 2
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--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSONS

         LONDON MERCHANT SECURITIES PLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [X]     (b) [_]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

--------------------------------------------------------------------------------
       NUMBER OF
         SHARES          5     SOLE VOTING POWER
      BENEFICIALLY             0
     OWNED BY EACH       -------------------------------------------------------
       REPORTING
         PERSON          6     SHARED VOTING POWER
          WITH                 6,000,001
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               0
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               6,000,001
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           6,000,001
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------

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CUSIP NO. 580395101                         13 G                 3
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--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSONS

         LMS CAPITAL LTD.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [X]     (b) [_]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

--------------------------------------------------------------------------------
       NUMBER OF
         SHARES          5     SOLE VOTING POWER
      BENEFICIALLY             0
     OWNED BY EACH       -------------------------------------------------------
       REPORTING
         PERSON          6     SHARED VOTING POWER
          WITH                 6,000,001
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               0
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               6,000,001
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           6,000,001
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [_]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------

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CUSIP NO. 580395101                         13 G                 4
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSONS

         LMS CAPITAL (BERMUDA) LIMITED

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [X]     (b) [_]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

--------------------------------------------------------------------------------
       NUMBER OF
         SHARES          5     SOLE VOTING POWER
      BENEFICIALLY             6,000,001
     OWNED BY EACH       -------------------------------------------------------
       REPORTING
         PERSON          6     SHARED VOTING POWER
          WITH                 0
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               6,000,001
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           6,000,001
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [_]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

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CUSIP NO. 580395101                         13 G                 5
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              (a)    NAME OF ISSUER: MCF Corporation (the "ISSUER")

              (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     601 Montgomery Street, 18th Floor, San Francisco, CA 94111

                     2.

              Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.


              (a)    London Merchant Securities plc ("LMS"); LMS
                     Capital Ltd. ("LMS CAPITAL") and LMS Capital (Bermuda) Limited ("LMS BERMUDA")

              (b)    LMS:          Carlton House, 33 Robert Adam Street, London,
                                   W1U 3HR, UK

                     LMS CAPITAL:  Carlton House, 33 Robert Adam Street, London,
                                   W1U 3HR, UK

                     LMS BERMUDA:  Richmond House, 12 Parlaville Road, Hamilton,
                                   HM12, Bermuda

              (c)    LMS:          England and Wales

                     LMS CAPITAL:  England and Wales

                     LMS BERMUDA:  Bermuda


              (d)    Common Stock

              (e)    580395101


                     3.

IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

       (a)    [ ]    Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78o).

       (b)    [ ]    Bank as defined  in  section  3(a)(6) of the Act (15 U.S.C.
                     78c).

       (c)    [ ]    Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

       (d)    [ ]    Investment  company  registered  under  section  8  of  the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

       (e)    [ ]    An investment adviser in accordance with
                     ss.240.13d-1(b)(1)(ii)(E);

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CUSIP NO. 580395101                         13 G                 6
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       (f)    [ ]    An employee  benefit plan or endowment  fund in  accordance with ss.240.13d-1(b)(1)(ii)(F);

       (g)    [ ]    A parent  holding  company or control  person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h)    [ ]    A savings  associations  as defined in Section  3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)    [ ]    A church plan that is excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

       (j)    [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

              [X]    This statement is filed pursuant to ss.240.13d-1(c)


                     4.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

LMS:

       (a)    Amount beneficially owned: 6,000,001

       (b) Percent of class: 9.1% (c) Number of shares as to which the person has

              (i)    Sole power to vote or to direct the vote: 0

              (ii)   Shared power to vote or to direct the vote: 6,000,001

              (iii)  Sole power to dispose or to direct the disposition of: 0

              (iv)   Shared  power to dispose or to direct the  disposition  of:
                     6,000,001

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item

LMS CAPITAL:

       (a)    Amount beneficially owned: 6,000,001

       (b)    Percent of class: 9.1%

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CUSIP NO. 580395101                         13 G                 7
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       (c)    Number of shares as to which the person has


              (i)    Sole power to vote or to direct the vote: 0

              (ii)   Shared power to vote or to direct the vote: 6,000,001

              (iii)  Sole power to dispose or to direct the disposition of: 0

              (iv)   Shared  power to dispose or to direct the  disposition  of:
                     6,000,001

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

LMS BERMUDA:

       (a)    Amount beneficially owned: 6,000,001

       (b)    Percent of class: 9.1%

       (c)    Number of shares as to which the person has


              (i)    Sole power to vote or to direct the vote: 6,000,001

              (ii)   Shared power to vote or to direct the vote: 0

              (iii)  Sole  power to dispose  or to direct  the  disposition  of:
                     6,000,001

              (iv)   Shared power to dispose or to direct the disposition of: 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

                     5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable.

                     6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable.

                     7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable.

                     8.     IDENTIFICATION  AND CLASSIFICATION OF MEMBERS OF THE
                            GROUP

              Not Applicable.

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CUSIP NO. 580395101                         13 G                 8
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                     9.     NOTICE OF DISSOLUTION OF GROUP

              Not Applicable.

                     10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            (signature page follows)

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CUSIP NO. 580395101                         13 G                 9
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              SIGNATURES


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: August 18, 2004                 LONDON MERCHANT SECURITIES PLC



                                       By:   /s/ N. Friedlos
                                             ---------------------------------
                                       Name:  N. Friedlos
                                       Title: Director



                                       LMS CAPITAL LTD.


                                       By:   /s/ N. Friedlos
                                             ---------------------------------
                                       Name:  N. Friedlos
                                       Title: Director



                                       LMS CAPITAL (BERMUDA) LIMITED


                                       By:   /s/ Daniel Bordage
                                             ---------------------------------
                                       Name:  Daniel Bordage
                                       Title: Director

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CUSIP NO. 580395101                         13 G                 10
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                        AGREEMENT REGARDING JOINT FILING
                       OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of MCF Corporation. For that purpose, the undersigned hereby constitute and appoint London Merchant Securities plc, a limited company organized under the laws of England and Wales, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  August 18, 2004
                                       LONDON MERCHANT SECURITIES PLC



                                       By:   /s/ N. Friedlos
                                             ---------------------------------
                                       Name:  N. Friedlos
                                       Title: Director



                                       LMS CAPITAL LTD.


                                       By:   /s/ N. Friedlos
                                             ---------------------------------
                                       Name:  N. Friedlos
                                       Title: Director



                                       LMS CAPITAL (BERMUDA) LIMITED


                                       By:   /s/ Daniel Bordage
                                             ---------------------------------
                                       Name:  Daniel Bordage
                                       Title: Director

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CUSIP NO. 580395101                         13 G                11
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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS
           (SEE 18 U.S.C. 1001)